EXHIBIT 99.1

For further information:

David B. Ramaker, CEO

Lori A. Gwizdala, CFO

989-839-5350

Chemical Financial Corporation Announces

$50 Million Public Offering of Common Stock

MIDLAND, Mich., September 11, 2013 — Chemical Financial Corporation (Nasdaq:CHFC) today announced that it has commenced an underwritten public offering of $50 million of its common stock. The Company intends to grant the underwriters a 30-day option to purchase up to an additional 15 percent of the shares of common stock sold pursuant to this offering to cover over-allotments. All of the shares are being offered by the Company.

The Company intends to use the net proceeds from this offering for general corporate purposes, which may include funding loan growth and long-term strategic opportunities that may arise in the future.

Keefe, Bruyette & Woods, a Stifel company, is the sole book-running manager in this offering. Raymond James & Associates and Sandler O’Neill + Partners, L.P. are acting as co-managers for the offering. Donnelly, Penman & Partners is acting as a selling group member.

The offering will be made under the Company's shelf registration statement filed with the Securities and Exchange Commission (SEC) on May 23, 2013 and declared effective on June 7, 2013.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any jurisdiction in which such an offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

The offering may only be made by means of a prospectus and a related prospectus supplement, copies of which may be obtained by contacting Keefe, Bruyette & Woods, Inc., Attention: Equity Capital Markets, 787 Seventh Avenue, 4th Floor, New York, NY 10019, telephone (800) 966-1559. Copies of the prospectus and related prospectus supplement may also be obtained from the SEC’s website at: www.sec.gov.

About Chemical Financial Corporation

Chemical Financial Corporation is the second largest banking company headquartered and operating branch offices in Michigan. The Company operates through a single subsidiary bank, Chemical Bank, with 156 banking offices spread over 38 counties in the lower peninsula of Michigan. At June 30, 2013, the Company had total assets of $5.8 billion. Chemical Financial Corporation's common stock trades on The NASDAQ Stock Market under the symbol CHFC and is one of the issues comprising The NASDAQ Global Select Market. More information about the Company is available by visiting the investor relations section of its website at www.chemicalbankmi.com.

Forward-Looking Statements

This news release contains various forward-looking statements. A discussion of various factors that could cause Chemical Financial Corporation's actual results to differ materially from those expressed in such forward-looking statements is included in Chemical Financial Corporation's filings with the SEC, including its Annual Report on Form 10-K for the year ended December 31, 2012, and Quarterly Report on Form 10-Q for the period ended June 30, 2013.